Exhibit 99.4

Aerocare holdings, inc. and subsidiaries

Unaudited Consolidated Interim Financial Statements

As of September 30, 2020 and December 31, 2019

And for the Nine Months Ended September 30, 2020 and 2019

AeroCare Holdings, Inc. and Subsidiaries

Unaudited Consolidated Interim Financial Statements

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Assets:
Cash and cash equivalents	$32,216,825	$16,449,910
Accounts receivable	69,364,889	71,010,358
Other receivables	1,277,278	1,891,670
Inventories	28,200,026	14,520,376
Prepaid and other current assets	5,361,578	3,373,588
Total current assets	136,420,596	107,245,902
Property and equipment, net	148,577,598	128,515,720
Intangible assets, net	1,296,072	806,799
Goodwill	208,181,672	172,762,142
Other assets	2,461,486	1,310,236
Total assets	$496,937,424	$410,640,799
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$51,645,716	$51,863,704
Accrued expenses and other current liabilities	28,165,702	30,529,859
Due to sellers	4,405,000	3,832,500
Deferred revenue	26,026,698	11,334,309
Current portion of notes payable and lines of credit	18,000,000	17,000,000
Total current liabilities	128,243,116	114,560,372
Noncurrent liabilities:
Notes payable and lines of credit, less current portion	371,201,930	350,170,463
Interest rate swap	2,794,167	—
Deferred tax liability	20,742,576	15,365,276
Total noncurrent liabilities	394,738,673	365,535,739
Total liabilities	522,981,789	480,096,111
Redeemable convertible preferred stock:
Series C redeemable convertible preferred stock, $0.001 par value per share, 18,087,434 and 0 authorized, issued and oustanding as of September 30, 2020 and December 31, 2019, respectively (liquidation value of $107,649,315 at September 30, 2020)	103,091,639	97,086,160
Commitments and contingencies (note 11)
Stockholders' deficit:
Common stock, $0.001 Par Value, 72,000,000 shares authorized, and 43,054,554 and 42,452,058 issued, and outstanding as of September 30, 2020 and December 31, 2019, respectively	43,054	42,452
Additional paid-in capital	60,906,498	62,017,829
Treasury stock	(2,625,000)	—
Accumulated deficit	(184,666,389)	(228,601,753)
Accumulated other comprehensive loss	(2,794,167)	—
Total stockholders' deficit	(129,136,004)	(166,541,472)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$496,937,424	$410,640,799

See accompanying notes to unaudited consolidated interim financial statements

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Nine months ended September 30,
	2020	2019
Net revenue	$497,663,564	$379,244,591
Costs and expenses:
Cost of net revenue	201,906,634	152,675,475
Selling, general, and administrative expenses	228,807,011	187,931,447
Depreciation and amortization expense	6,054,622	4,846,282
Total costs and expenses	436,768,267	345,453,204
Operating income	60,895,297	33,791,386
Other income (expense):
Other income	2,705,024	2,208,316
Interest expense	(11,485,647)	(9,765,655)
Loss on early extinguishment of debt	—	(1,509,371)
Total other expense	(8,780,623)	(9,066,710)
Income before provision for income taxes	52,114,674	24,724,676
Provision for income taxes	8,179,310	2,694,298
Net income	$43,935,364	$22,030,378

See accompanying notes to unaudited consolidated interim financial statements

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(Unaudited)

	Nine months ended September 30,
	2020	2019
Net income	$43,935,364	$22,030,378
Interest rate swap agreement	(2,794,167)	—
Comprehensive income	$41,141,197	$22,030,378

See accompanying notes to unaudited consolidated interim financial statements

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Deficit

(Unaudited)

	Common Stock		Additional			Accumulated Other	Total
	Number		paid-in	Treasury	Accumulated	Comprehensive	stockholders'
	of shares	Amount	capital	Stock	deficit	Loss	deficit
Balance - December 31, 2018	31,701,809	$31,701	$22,217,117	$	$(54,023,113)	$—	$(31,774,295)
Net income	—	—	—	—	22,030,378	—	22,030,378
Dividends paid	—	—	—	—	(105,000,000)	—	(105,000,000)
Stock-based compensation expense	—	—	963,241	—	—	—	963,241
Employee stock bonus	33,333	34	124,966	—	—	—	125,000
Share in lieu of cash - Buypap.com, LLC	666,667	667	2,499,333	—	—	—	2,500,000
Dividends accreted	—	—	(2,200,826)	—	—	—	(2,200,826)
Balance - September 30, 2019	32,401,809	32,402	23,603,831	—	(136,992,735)	—	(113,356,502)

Balance - December 31, 2019	42,452,058	42,452	62,017,829	—	(228,601,753)	—	(166,541,472)
Net income	—	—	—	—	43,935,364	—	43,935,364
Common stock repurchases	—	—	—	(2,625,000)	—	—	(2,625,000)
Exercise of stock option	60,000	60	170,940	—	—	—	171,000
Stock-based compensation expense	—	—	1,723,750	—	—	—	1,723,750
Other comprehensive income	—	—	—	—	—	(2,794,167)	(2,794,167)
Sale of common stock	542,496	542	2,999,458	—	—	—	3,000,000
Dividends accreted	—	—	(6,005,479)	—	—	—	(6,005,479)
Balance - September 30, 2020	43,054,554	$43,054	$60,906,498	$(2,625,000)	$(184,666,389)	$(2,794,167)	$(129,136,004)

See accompanying notes to unaudited consolidated interim financial statements

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	$43,935,364	$22,030,378
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense, including patient equipment depreciation	64,655,340	52,318,600
Amortization of deferred financing costs	301,885	266,359
Loss on early extinguishment of debt	—	1,509,371
Change in deferred tax liability	(4,473,767)	1,218,836
Stock-based compensation expense	1,723,751	963,241
Employee stock bonus	—	125,000
Changes in operating assets and liabilities (net of effects of acquired businesses):
Accounts receivable	10,599,813	(9,057,074)
Inventories	(11,040,650)	(758,272)
Prepaid and other assets	(2,651,593)	(1,962,971)
Accounts payable, accrued expenses, deferred revenue and other current liabilities	21,961,309	11,471,335
Net cash provided by operating activities	125,011,452	78,124,803
Cash flows from investing activities:
Purchase of property and equipment	(77,558,560)	(68,438,740)
Business acquisitions, net of cash acquired	(50,514,060)	(15,295,158)
Net cash used in investing activities	(128,072,620)	(83,733,898)
Cash flows from financing activities
Proceeds from notes payable and lines of credit	34,890,000	344,700,000
Payments on notes payable and lines of credit	(13,000,000)	(239,700,000)
Payment of deferred financing costs	(160,417)	(1,850,572)
Proceeds from stock option exercises	171,000	—
Proceeds from issuance of common stock	3,000,000	—
Payments on capital lease obligations	(2,625,000)	—
Payments on due to sellers	(3,447,500)	(2,376,250)
Dividend distribution	—	(105,000,000)
Net cash provided by (used in) financing activities	18,828,083	(4,226,822)
Net increase (decrease) in cash and cash equivalents	15,766,915	(9,835,918)
Cash and cash equivalents - beginning of year	16,449,910	25,708,831
Cash and cash equivalents - end of period	$32,216,825	$15,872,913

Supplemental disclosure of cash flow information
Cash paid for interest	$11,121,239	$9,470,245
Cash paid for income taxes	520,004	1,849,092
Supplemental disclosure of noncash financing activities
Payable to sellers for business acquisitions	$4,020,000	$2,700,000
Dividends accreted on preferred stock Series A and B	6,005,479	2,200,826
Shares in lieu of cash - Buypap.com, LLC	—	2,500,000

See accompanying notes to unaudited consolidated interim financial statements

AeroCare Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Interim Financial Statements

(1)	Nature of Business and Significant Accounting Policies

(a)	Nature of Business and Ownership

AeroCare Holdings, Inc. and Subsidiaries (the Company) provides oxygen, respiratory therapy services, medications, and home medical equipment to the home health care market. The Company has branches located in 28 states and is headquartered in Orlando, Florida. The Company’s equipment and supplies are readily available and the Company is not dependent on a single supplier or a few suppliers.

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited consolidated interim financial statements include all necessary adjustments for a fair presentation of the financial position and results of operations for the periods presented.

There have been no material changes in the Company’s significant accounting policies as compared to the significant accounting policies described in the Company’s consolidated financial statements for the year ended December 31, 2019. A summary of the Company’s significant accounting policies follows:

(b)	Principles of Consolidation

The unaudited consolidated interim financial statements include AeroCare Holdings, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the unaudited consolidated interim financial statements.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid securities purchased with original maturities of 90 days or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value, and consist primarily of money market accounts that are readily convertible to cash. The Company maintains cash in demand deposit accounts with federally insured banks. At times, the balances in these accounts may be in excess of federally insured limits. The Company had $6,673,295 in money market accounts as of September 30, 2020.

(d)	Accounts Receivable

Accounts receivable consists of amounts due from insurance carriers, Medicare, Medicaid and individual customers, all of which are recorded at net realizable value. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial, or account review. Included in accounts receivable are earned but unbilled receivables. Billing delays, ranging from several days to several weeks, can occur due to the Company’s policy of obtaining required payor-specific documentation prior to billing for its services rendered.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Interim Financial Statements

The Company performs detailed analyses to evaluate the net realizable value of accounts receivable. Specifically, the Company considers historical collections data, accounts receivable aging trends, other operating trends, and relevant business conditions. Because of the continuing changes in the health care industry and third-party reimbursement, it is possible that the Company’s estimates could change, which could have an impact on operations and cash flows.

(e)	Inventories

Inventories principally consist of respiratory equipment and patient billable supplies, which are valued at the lower of cost or net realizable value. Cost is determined on a first-in, first-out method.

(f)	Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation. Property and equipment acquired in business combinations are stated at fair value as of the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which ranges from 13 months to 10 years. The useful lives for patient medical equipment correlate with the medical reimbursement periods. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. The cost of leasehold improvements on leased office and warehouse space is capitalized and amortized using the straight-line method over the shorter of the life of the applicable lease or the useful life of the improvement. Major overhauls of property and equipment that do not extend the corresponding useful lives are expensed as incurred.

(g)	Long-Lived Assets

The Company periodically reviews long-lived assets to be held and used in operations for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated, undiscounted, future cash flows from the assets are less than the carrying value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. No impairment loss was recognized during the nine months ended September 30, 2020 and 2019.

(h)	Intangible Assets

Intangible assets consist of acquired trade names which are recognized at their estimated fair value when acquired. These intangibles are being amortized over their estimated useful lives, determined to be 2 years. Intangible assets subject to amortization are reviewed for potential impairment whenever events or circumstances indicated the carrying amounts may not be recoverable.

(i)	Goodwill

Goodwill is recognized as a result of a business combination when the price paid for the acquired business exceeds the estimated fair value of its identified net assets. The Company evaluates potential impairment of goodwill at least annually or more frequently if a triggering event is identified. If a triggering event were to occur, the Company will determine if it is more likely than not that the fair value of the entity is less than its carrying amount, including goodwill. When recoverability is unlikely, the Company calculates goodwill impairment as the amount the Company’s carrying value including goodwill exceeds its fair value. No impairment loss was recognized during the nine months ended September 30, 2020 and 2019.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Interim Financial Statements

(j)	Deferred Loan Costs

Deferred loan costs consist of costs incurred in connection with obtaining financing and are amortized using the straight-line method, which approximates the effective interest method over the term of the related financing agreement. Deferred loan costs are included as an offset to notes payable and lines of credit on the accompanying consolidated balance sheets.

(k)	Income Taxes

The Company accounts for income taxes using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s unaudited consolidated interim financial statements or tax returns. Deferred income taxes have been provided for the differences between the financial reporting carrying values and the income tax reporting basis of the Company’s assets and liabilities. These temporary differences consist of differences between the timing of the deduction of certain amounts between income tax and financial statement reporting purposes.

(l)	Uncertain Tax Positions

The Company will recognize a tax benefit in the financial statements for an uncertain tax position only if it is management's assessment that the position is "more likely than not" (i.e., a likelihood greater than 50 percent) to be allowed by the tax jurisdiction based solely on the technical merits of the position. The term "tax position" refers to a position in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities for financial reporting purposes. As of September 30, 2020 and December 31, 2019, the Company does not have an uncertain tax position that qualify for either recognition or disclosure in the unaudited consolidated interim financial statements.

(m)	Adoption of New Accounting Standard

The Company adopted the FASB ASC Topic 606, Revenue from Contracts with Customers (ASC 606), effective January 1, 2019, using the modified retrospective transition method. There was no cumulative effect on the opening balance of accumulated deficit as a result of adopting the standard as of January 1, 2019. Results for all periods herein are presented under ASC 606.

The Company’s adoption of ASC 606 primarily impacts the presentation of revenues due to the inclusion of variable consideration in the form of implicit price concessions contained in certain of its contracts with customers. Under ASC 606, amounts estimated to be uncollectible are generally considered implicit price concessions that are a direct reduction to net revenue. Prior to adoption of ASC 606, such amounts were classified as bade debt expense. The adoption of ASC 606 is not expected to have a material impact on net income or loss on an ongoing basis.

Under ASC 606, the Company recognizes revenue in the consolidated statements of operations and contract assets on the consolidated balance sheets only when services have been provided. Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Interim Financial Statements

Under ASC 606, fixed monthly payments that the Company receives from customers in advance of providing services represent contract liabilities. Such payments primarily relate to patients who are billed monthly in advance and are recognized over the period as earned.

(n)	Revenue Recognition

The Company generates revenues for services and related products that the Company provides to patients for home medical equipment, related supplies, and other items. The Company’s revenues are recognized in the period in which services and related products are provided to customers and are recorded either at a point in time for the sale of supplies and disposables, which occurs upon delivery, and when applicable, setup and instruction to customers , or over the fixed monthly service period for equipment. Revenue from shipping and handling charges are not considered a separate deliverable and are recognized at the time the products are shipped or delivered, depending on the terms of the related agreement, and included in sales.

Revenues are recognized when control of the promised good or service is transferred to customers, in an amount that reflects the consideration to which the Company expects to receive from patients or under reimbursement arrangements with Medicare, Medicaid and third-party payors, in exchange for those goods and services.

The Company determines the transaction price based on contractually agreed-upon amounts or rates, adjusted for estimates of variable consideration, such as implicit price concessions. The Company utilizes the expected value method to determine the amount of variable consideration that should be included to arrive at the transaction price, using contractual agreements and historical reimbursement experience within each payor type. The Company applies constraint to the transaction price, such that net revenue is recorded only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future. If actual amounts of consideration ultimately received differ from the Company’s estimates, the Company adjusts these estimates, which would affect net revenue in the period such adjustments become known.

Sales revenue is recognized upon transfer of control of products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps, are recognized at the time of delivery.

The Company provides certain equipment to patients which is reimbursed periodically in fixed monthly payments for as long as the patient is using the equipment and medical necessity continues (in certain cases, the fixed monthly payments are capped at a certain amount). The equipment provided to the patient is based upon medical necessity as documented by prescriptions and other documentation received from the patient’s physician. The patient generally does not negotiate or have input with respect to the manufacturer or model of the equipment prescribed by their physician and delivered by the Company. Once initial delivery of this equipment is made to the patient for initial setup, a monthly billing process is established based on the initial setup service date. The Company recognizes the fixed monthly revenue ratably over the service period as earned, less estimated adjustments, and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. Included in fixed monthly revenue are unbilled amounts for which the revenue recognition criteria had been met as of period-end but were not yet billed to the payor. The estimate of net unbilled fixed monthly revenue recognized is based on historical trends and estimates of future collectability.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Interim Financial Statements

The Company’s billing system contains payor-specific price tables to reflect the fee schedule amounts in effect or contractually agreed upon by various government and commercial payors for each item of equipment or supply provided to a customer. If the payment amount received differs from the net realizable amount, an adjustment is made to the net revenues in the period that these payment differences are determined. The Company reports revenues in its consolidated financial statements net of such adjustments.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Interim Financial Statements

The timing of revenue recognition, billings, and cash collections results in receivables, contract assets, and contract liabilities. The Company did not have contract assets as of December 31, 2019. The Company has elected a practical expedient to recognize incremental costs incurred to obtain contracts, which primarily represent sales commissions where the amortization period would be less than one year, as a selling expense when incurred in the consolidated financial statements.

Under ASC 606, the Company recognizes revenue in the consolidated statements of operations and contract assets on the consolidated balance sheets only when services have been provided. Since the Company has performed its obligation under the contract, it has unconditional rights to the consideration recorded as contract assets and therefore classifies those billed and unbilled contract assets as accounts receivable.

Under ASC 606, fixed monthly payments that the Company receives from customers in advance of providing services represent contract liabilities. Such payments primarily relate to patients who are billed monthly in advance and are recognized over the period as earned.  The Company had $12,268,568 and $11,334,309 in deferred revenue at September 30, 2020 and December 31, 2019, respectively, related to its contracts with customers.

Disaggregated revenue by product type for the nine month periods ended September 30, 2020 and 2019 are as follows:

Disaggregated Revenue

	2020	2019
Sleep products	$260,621,911	$191,266,467
Oxygen therapy	110,316,108	97,543,638
Medical equipment supplies and services	53,711,803	45,141,136
Ventilators	47,417,470	29,076,425
Nebulizers and respiratory medication	17,860,038	10,151,537
Other	7,736,234	6,065,388
	$497,663,564	$379,244,591

Disaggregated revenue by payor for the nine month periods ended September 30, 2020 and 2019 are as follows:

	2020	2019
Medicare	$201,694,399	$131,932,738
Commercial insurance	132,420,063	123,289,439
Patient pay	61,979,582	43,999,116
Medicaid	54,396,050	36,674,959
Other	47,173,470	43,348,339
	$497,663,564	$379,244,591

AeroCare Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Interim Financial Statements

In response to the COVID-19 pandemic and the National Emergency Declaration, dated March 13, 2020, CMS made funds available to healthcare providers under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) legislation, and in April 2020, the Company received distributions from the CARES Act provider relief funds of $13,758,130 targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. The Company is currently in the process of determining how much of the CARES Act provider relief funds it will be entitled to based on the terms and conditions of the program, including recent guidance issued by the U.S. Department of Health and Human Services in October 2020. The CARES Act provider relief funds of $13,758,130 are included in deferred revenue in the consolidated balance sheet as of September 30, 2020.

(o)	Stock-Based Compensation

Stock-based compensation costs for stock options granted to employees under the Company’s stock option plan are required to be recognized in the unaudited consolidated interim financial statements over the employee’s requisite service period (generally the vesting period of the equity grant) with measurement based upon the fair value of the option on the grant date.

(p)	Self-Insurance Obligations

The Company has a self-insured health care plan to provide medical and other health benefits to eligible employees and covered dependents. Reinsurance coverage is maintained through a commercial excess coverage policy. The Company’s liability for claims incurred but not paid at September 30, 2020 and December 31, 2019, was $3,474,049 and $3,715,468, respectively, and is included in accrued expenses and other current liabilities in the accompanying unaudited consolidated balance sheets.

(q)	Concentrations of Credit Risk

The Company generally does not require collateral or other security in extending credit to patients; however, the Company routinely obtains assignment of (or is otherwise entitled to receive) benefits receivable under the health insurance programs, plans, or policies of its patients (e.g. Medicare, Medicaid, commercial insurance, and managed-care organizations).

Included in accounts receivable at September 30, 2020 and December 31, 2019, are amounts due from the Medicare and Medicaid programs which represents approximately 34% and 40% of total outstanding accounts receivable, respectively.

Revenue from the Medicare and Medicaid programs represent approximately 51% and 44% of the total for the nine months ended September 30, 2020 and 2019, respectively.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Interim Financial Statements

(r)	Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases (ASC 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees will be required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2021. The Company is still evaluating the impact on its results of operations and does not expect the adoption of this standard will have an impact on liquidity.

(s)	Use of Estimates

The preparation of unaudited consolidated interim financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated interim financial statements and the reported amounts of income and loss during the reporting period. Actual results could differ from those estimates.

(t)	Business Combinations

The Company applies the acquisition method of accounting for business acquisitions. The results of operations of the businesses acquired by the Company are included as of the respective acquisition date. The acquisition-date fair value of the consideration transferred is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. To the extent the acquisition-date fair value of the consideration transferred exceeds the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. Patient relationships, medical records and patient lists are not reported as separate intangible assets due to the regulatory requirements and lack of contractual agreements but are part of goodwill. Customer related relationships are not reported as separate intangible assets but are part of goodwill as authorizing physicians are under no obligation to refer the Company’s services to their patients, who are free to change physicians and service providers at any time. The Company may adjust the preliminary purchase price allocation, as necessary, for up to one year after the acquisition closing date if it obtains more information regarding asset valuations and liabilities assumed that existed but were not available at the acquisition date. Acquisition related expenses are recognized separately from the business combination and are expensed as incurred.

(u)	Cost of net revenue

Cost of net revenue includes the cost of products and supplies sold to patients, patient equipment depreciation and other operating expenses.

(v)	Selling, general and administrative expense

Distribution expenses are included in selling, general and administrative expenses. Such expense represents the cost incurred to coordinate and deliver products and supplies to the patients. Included in distribution expenses are leasing, maintenance, licensing and fuel costs for the vehicle fleet; occupancy costs (rent, utilities and property taxes), salaries and other costs related to drivers and dispatch personnel; and amounts paid to shipping vendors.

(w)	Fair value of financial instruments

The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable and current and long-term debt.

(2)	Acquisitions

During the nine months ended September 30, 2020 and 2019, the Company completed several acquisitions to strengthen their current market share in existing markets or to expand into new markets. Each of the following acquisitions is included in the unaudited consolidated interim financial statements from the respective acquisition date. Goodwill generated from the acquisitions was recognized for the excess of the purchase price over tangible and identifiable intangible assets because of the expected contribution of each acquisition to the overall Company strategy. As a result of the acquisitions, $35,207,905 in goodwill is expected to be deductible for income tax purposes. The estimated fair values of the net assets of acquired businesses as described below are subject to change resulting from such items as working capital adjustments post-acquisition. As a result, the acquisition accounting for certain acquired businesses could change in subsequent periods resulting in adjustments to goodwill once finalized.

AeroCare Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Interim Financial Statements

The following is a summary of acquisitions for the nine months ended September 30, 2020:

	A	B	C	D	Total
Purchase Price:
Cash consideration	$6,300,000	$28,437,647	$12,000,000	$5,634,412	$52,372,060
Payable to seller (see Note 11)	-	3,000,000	-	1,020,000	4,020,000
	$6,300,000	$31,437,647	$12,000,000	$6,654,413	$56,392,060

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed
Accounts receivable	$1,100,000	$4,575,000	$1,625,000	$1,039,952	$8,339,952
Inventory and fixed assets	1,258,500	5,410,000	1,547,000	1,231,000	9,446,500
Prepaid and other current assets	-	487,647	-	-	487,647
Trade names	94,500	471,565	180,000	94,366	840,431
Goodwill	3,847,000	20,493,435	8,648,000	4,289,095	37,277,530
Total identified net assets	$6,300,000	$31,437,647	$12,000,000	$6,654,413	$56,392,060

A - CHI Health at Home was purchased on July 1, 2020

B - Airway Oxygen, Inc. was purchased on September 30, 2020

C - Total Home Health was purchased on September 30, 2020

D - Other acquisitions in 2020

AeroCare Holdings, Inc. and Subsidiaries

Notes to Unaudited Consolidated Interim Financial Statements

The following is a summary of acquisitions for the nine months ended September 30, 2019:

	A	B	Total
Purchase Price:
Cash consideration	$4,800,000	$10,495,158	$15,295,158
Payable to seller (see Note 11)	1,200,000	1,500,000	2,700,000
	$6,000,000	$11,995,158	$17,995,158

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed
Accounts receivable	$900,000	$1,477,218	$2,377,218
Inventory and fixed assets	1,266,000	3,750,267	5,016,267
Trade names	88,500	162,676	251,176
Goodwill	3,745,500	6,604,997	10,350,497
Total identified net assets	$6,000,000	$11,995,158	$17,995,158

A - Grace Medical, Inc. was purchased on April 1, 2019

B - Other acquisitions in 2019

Acquisition related costs for the nine months ended September 30, 2020 and 2019, were approximately $420,000 and $345,000, respectively, and are recorded in selling, general, and administrative expenses on the accompany consolidated statements of operations.

(3)	Property and Equipment

Property and equipment as of September 30, 2020 and December 31, 2019 consist of the following:

	September 30, 2020	December 31, 2019
Equipment	$320,746,084	$242,208,526
Automobiles	20,635,263	18,141,016
Computer equipment	14,263,759	12,262,016
Furniture and fixtures	2,020,030	1,577,114
Building improvements	1,738,222	1,281,674
Total property and equipment	359,403,359	275,434,436
Less: Accumulated depreciation	(210,825,761)	(146,954,626)
Property and equipment, net	$148,577,598	$128,515,720

Depreciation expense for the nine months ended September 30, 2020 and 2019, was $64,304,182 and $52,105,744, respectively. Included in depreciation expense for the nine months ended September 30, 2020 and 2019, is $58,600,718 and $47,589,875, respectively, relating to depreciation on patient medical equipment, which is included in the consolidated statements of income as part of cost of revenue.

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Interim Financial Statements

(4)	Intangible Assets

Intangible assets and accumulated amortization as of September 30, 2020 and December 31, 2019 consist of the following:

	September 30, 2020	December 31, 2019
Cost	$4,473,875	$3,633,444
Accumulated amortization	(3,177,802)	(2,826,645)
	$1,296,072	$806,799

Amortization expense was $351,158 and $212,856 for the nine months ended September 30, 2020 and 2019, respectively, and is included in depreciation and amortization expense in the accompanying consolidated statements of income.

(5)	Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The change in the carrying amount of goodwill for the nine months ended September 30, 2020 was as follows:

Balance at December 31, 2019	$172,762,142
Goodwill acquired in business combinations	37,277,530
Sale of rehab business	(1,858,000)
Balance at September 30, 2020	$208,181,672

(6)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
Payroll and related benefits	$11,872,150	$13,755,849
Health and other insurance	3,495,510	4,247,825
Acquisition related accruals	3,327,945	3,634,372
Insurance overpayments	382,940	3,098,316
Rebates	554,775	1,589,566
Property and other taxes	2,738,086	1,580,917
Purchases	1,787,514	1,447,983
Other	4,006,781	1,175,031
	$28,165,702	$30,529,859

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Interim Financial Statements

(7)	Operating Leases

The Company has entered into various leases for office and warehouse space under noncancelable operating leases expiring through 2029. The Company is generally responsible for real estate taxes and maintenance and repairs. Rental costs for office and warehouse space for the nine months ended September 30, 2020 and 2019 were $10,172,551 and $7,906,146, respectively, and is recorded as a component of selling, general, and administrative expenses in the accompanying consolidated statements of income.

As September 30, 2020, the following is a schedule of future minimum lease payments required under the operating leases:

Twelve Months Ended September 30,	Amount
2021	$9,536,544
2022	6,874,741
2023	3,779,999
2024	1,441,024
Thereafter	291,212

(8)	Notes Payable and Lines of Credit

Notes payable and lines of credit consist of the following as of September 30, 2020 and December 31, 2019:

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Interim Financial Statements

Description	September 30, 2020	December 31, 2019
Note payable with a bank in the amount of $360,000,000 as per the Fourth Amended and Restated Credit Agreement dated September 30, 2019, as amended. Principal and interest is payable quarterly; interest rate is determined based on LIBOR plus an applicable margin based on the Company's total leverage ratio (rate of 3.16% at September 30, 2020). The note matures on September 30, 2024. The note is secured by a blanket assignment of business assets.	$342,750,000	$335,750,000

Acquisition revolving loan dated September 30, 2019 with a bank; total commitment of $100,000,000. Company can draw on this loan through September 30, 2021 in order to fund future acquisitions. Interest is payable quarterly; interest rate is determined based on LIBOR plus an applicable margin based on the Company's total leverage ratio (rate of 3.16% at September 30, 2020). At the termination of the revolver period, this loan converts to a term loan. The note matures on September 30, 2024. The note is secured by a blanket assignment of business assets.	48,140,000	33,250,000
Total	390,890,000	369,000,000
Less: Current portion	(18,000,000)	(17,000,000)
Less: Deferred loan costs	(1,688,070)	(1,829,537)
Long-term portion	$371,201,930	$350,170,463

Principal payments on long-term debt of the Company over the next five years are as follows:

Twelve Months Ended September 30,	Amount
2021	18,000,000
2022	20,407,000
2023	20,407,000
2024	332,076,000
Total	$390,890,000

In September 2019, the Company entered into the Fourth Amended and Restated Credit Agreement (the Amendment). Under the Amendment, previously existing notes payable were repaid and the related unamortized deferred loan costs associated with those prior notes were recorded as a loss on early extinguishment of debt amounting to $1,509,371 for the nine months ended September 30, 2019. The carrying value of the debt approximates the fair value.

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Interim Financial Statements

The Company is also party to an additional line of credit with the bank holding the note payable. The line of credit is a working capital revolving line for advances up to $10,000,000. The line bears interest at LIBOR plus an applicable margin based on the Company’s total leverage ratio. There was no outstanding balance on the line of credit at September 30, 2020 and December 31, 2019.

The Company is required to maintain certain financial and reporting covenants under its debt agreements.

In March 2020, the Company entered into an interest rate swap with a notional amount of $150,000,000 against a portion of its note payable. The interest rate swap requires the Company to pay a fixed annual interest rate and receive a floating interest rate based on the 1-month LIBOR rate. The Company designated its swap as an effective cash flow hedge of interest rate risk. Accordingly, changes in the fair value of the interest rate swap are recorded as a component of accumulated other comprehensive income (loss) within stockholders' deficit and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings. The fair value of the interest rate swap agreement was $2,794,167 and is included in non-current liabilities in the consolidated balance sheet.

In April 2020, the Company amended the Fourth Amended and Restated Credit Agreement and secured an additional $20,000,000 in term loan borrowings to protect against any shortfalls that may result from the COVID-19 pandemic as a precautionary measure.

(9)	Equity

(a)	Common Stock

The Company has 72,000,000 and 72,000,000 shares of $0.001 par value common stock authorized with 43,054,554 and 42,452,058 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively. Holders of common stock have certain rights as identified below.

Dividends – Dividends on common stock are only payable if and when declared by the stockholders. During the nine months ended September 30, 2020 there were no dividends declared. During the nine months ended September 30, 2019, the Company declared and paid $105,000,000 in dividends.

Voting – Common stockholders are entitled to one vote for each share of stock.

Redemption –- Common shares do not have any redemption rights.

Issuances – Per the terms of the purchase agreement of Buypap.com, LLC, the sellers were entitled to earn out payments of the Company’s stock once certain conditions were met, as defined in the purchase agreement. During the nine months ended September 30, 2020, the Company issued no common stock to the sellers. During the nine months ended September 30, 2019, the Company issued 666,6667 shares of the Company’s common stock to the sellers in the amount of $2,500,000.

(b)	Preferred Stock

The Company had authorized and issued 7,649,933 of Series A and 2,025,316 Series B Redeemable Convertible Preferred Stock with a $0.001 par value (the A and B Stock), with certain rights, preferences, powers, privileges, and restrictions. On October 18, 2019, the A Series and B Series Stock were converted to 7,649,933 and 2,025,316, respectively, shares of the Company’s common stock pursuant to their original conversion terms.

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Interim Financial Statements

On October 18, 2019, the Company authorized and issued 18,087,434 shares of Series C Redeemable Convertible preferred stock (the Series C) for total proceeds of $100,000,000, with net proceeds of $95,442,324 after payment of $4,557,676 of issuance costs.

In the accompanying consolidated balance sheets, these preferred shares are reported as mezzanine equity based on the contingent redemption characteristics.

A summary of the rights, preferences, powers, privileges, and restrictions of the preferred stock is as follows:

Conversion Rights: Each preferred share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the Series C original issue price ($5.53) by the Series C conversion price in effect at the time of the conversion. The Series C conversion price is initially $5.53. The initial Series C conversion price, and the rate at which shares of Series C preferred stock may be converted into shares of common stock are subject to certain adjustment provisions.

Dividends: From and after the date of the issuance of any shares of Series A, B, and C Preferred Stock, dividends at the per share rate of 8.0% of the Original Issue Price per annum shall accrue on the shares of Series A, B, and C Preferred Stock (the Accruing Dividends), which Accruing Dividends shall accrue from day to day and shall compound on an annual basis, whether or not declared, and shall be cumulative; provided; however, that such Accruing Dividends shall be payable only when, as, and if declared by the board of the Company. At such time all outstanding Accruing Dividends have been paid in full, the Company may (if declared by the board of the Company) distribute dividends among the holders of Preferred Stock and the holders of common stock pro rata based on the number of shares of common stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Preferred Stock) as of the record date with respect to the declaration of such dividends. On December 16, 2018 and September 29, 2019, the Company obtained waivers of this provision in the Stock Purchase Agreements to permit dividends to be issued to both the holders of Preferred Stock and holders of common stock, without payment of the Accruing Dividends. These were one-time waivers and were signed by the stockholders.

At the October 18, 2019 conversion date of the Series A and Series B Preferred Stock, the carrying value of the Series A and Series B, including Accruing Dividends of the Series A and Series B Preferred Stock of $7,097,786 and $1,332,659, respectively, were reclassified to additional paid in capital as part of the total conversion balance. Accumulated Accruing Dividends were $6,005,479 and $1,643,836 as of September 30, 2020 and December 31, 2019, respectively. As of September 30, 2020 and December 31, 2019, no Accruing Dividends have been declared to be paid.

Redemption Privileges: At any time on or after October 18, 2027, upon a receipt of a written notice requesting redemption for a majority of the Series C stockholders, all Series C Preferred Stock shall be redeemed for cash at the Series C original issue price plus accrued and unpaid dividends whether or not declared.

Voting Rights: On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company, each holder of outstanding shares of Preferred Stock Series C shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining the stockholders entitled to vote on such matters.

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Interim Financial Statements

Liquidation Preferences: In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the then outstanding preferred shares shall be entitled to be paid out of the assets of Company available for distribution to its stockholders before any payment shall be made to the holders of the Company’s common stockholders an amount per share equal to the greater of (i) original issue price plus accrued and unpaid dividends whether or not declared or (ii) such amount per share as would have been payable had all of the preferred shares been converted into common stock immediately prior to such an event.

When Series C Preferred Stock is outstanding, the Company reserves and keeps available out of its authorized but unused capital stock, common stock for the purpose of effecting the conversion of the Series C Preferred Stock, if so elected by the holders.

The following is a summary of the changes in preferred stock:

	Series A		Series B		Series C
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2019	7,649,933	$28,355,730	2,025,316	$8,823,689	-	$-
Preferred Dividend Accretion	-	1,701,531	-	499,294	-	-
Balance, September 30, 2019	7,649,933	30,057,261	2,025,316	9,322,983	-

Balance, January 1, 2020	-	-	-	-	18,087,434	97,086,160
Preferred Dividend Accretion	-	-	-	-	-	6,005,479
Balance, September 30, 2020	-	$-	-	$-	18,087,434	$103,091,639

(10)	Income Taxes

The Company is subject to U.S. federal, state and local income taxes. For the nine months ended September 30, 2020 and 2019, the Company recorded income tax expense of $8,179,310 and $2,694,298, respectively.

(11)	Commitments and Contingencies

(a)	Health Care Industry

As a health care provider, the Company is subject to extensive government regulation, including numerous laws directed at preventing fraud and abuse and laws regulating reimbursement under various government programs. The marketing, billing, documenting, and other practices of health care companies are all subject to government scrutiny. To ensure compliance with Medicare and other regulations, regional carriers often conduct audits and request patient records and other documents to support claims submitted by the Company for payment of services rendered to customers. Similarly, government agencies periodically open investigations and obtain information from healthcare providers pursuant to legal process.

AEROCARE HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Consolidated Interim Financial Statements

Violations of federal and state regulations can result in severe criminal, civil, and administrative penalties and sanctions, including disqualification from Medicare and other reimbursement programs.

From time to time, the Company receives inquiries from various government agencies requesting customer records and other documents. It has been the Company’s policy to cooperate with all such requests for information. There are several pending government inquiries, but the government has not instituted any proceedings or served the Company with any complaints as a result of these inquiries. However, the Company can give no assurance as to the duration or outcome of these inquiries.

(b)	Litigation

The Company is involved in certain other claims and legal actions in the ordinary course of its business. The ultimate disposition of all such matters is not expected to have a material adverse impact on its financial position, results of operations, or liquidity.

(c)	Acquisition Commitments and Contingencies

In connection with the 2018 and 2019 acquisitions reported in Note 2, the Company has included contingent additional consideration and hold back payment commitments in the purchase prices of acquisitions.

As part of purchase agreements related to the acquisitions in Note 2, there are “earn out payments” and “hold back payments” due to the sellers. “Earn out payments” are contingent consideration generally dependent upon future earnings of the acquisition and “hold back payments” relate to a portion of the purchase price being withheld until specified dates as defined in the purchase agreement that can be used to offset any claims or liabilities of the seller that the Company has paid. During the nine months ended September 30, 2020 and 2019, the Company withheld amounts for hold backs totaling $4,020,000 and $2,700,000, respectively, related to acquisitions. The Company made payments of $3,447,500 and $2,376,250 in the nine months ended September 30, 2020 and 2019, respectively, against amounts withheld for hold backs and settled $2,500,000 of earn outs with the issuance of common stock in the nine months ended September 30, 2019. As of September 30, 2020 and December 31, 2019, the Company has unpaid hold back payments of $4,405,000 and $3,833,000, respectively, and are reported as payments due to sellers in the accompanying consolidated balance sheets.

(12)	Subsequent Events

In preparing these unaudited consolidated interim financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through December 11, 2020, the date the unaudited consolidated interim financial statements were available to be issued.

On December 1, 2020, the Company entered into a stock purchase agreement and plan of merger with AdaptHealth Corp. for a total purchase price of $1.1 billion in cash and 31 million shares of AdaptHealth Corp. common stock. The transaction is expected to close in January 2021.

On December 9, 2020, the Company signed an agreement with it's bank to use commercially reasonable efforts to arrange an amendment to the Company's existing credit agreement. The amendment will permit a 364-day term loan in a principal amount of up to $150,000,0000, the proceeds of which will be used to finance, in part, a one-time distribution to shareholders of the Company. Terms and conditions of the amendment are expected to be consistent with the terms and conditions of the Company's current credit agreement."